Exhibit 99.1

PRESS RELEASE ISSUED JULY 20TH, 2022

Tampa, Fla., July 20, 2022/PR Newswire/ - Seafarer Exploration Corp. (OTCQB: SFRX) announced today the construction of the second-generation SeaSearcher platform focused on deeper water and multi-mode exploration. The upgraded design, which has a wider path of metal discrimination and 3D imaging, is more streamlined and rugged. It is designed to operate in both autonomous and towfish modes with in-field change out for high current sites. It will be an industry-leading device that integrates sub-bottom imaging, side-scan sonar, precision MEMS differential magnetometer array/direction finder, video recording, and metal discrimination on a single platform. All sensors will feed back to the SeaSearcher control panel to be displayed or processed by the machine learning algorithms. These changes will allow the second-generation SeaSearcher to cover more ground in a shorter time while continuing to produce results in real-time.

Kyle Kennedy, CEO of Seafarer, stated, “We have been impressed with the open water tests and live field tests on the Melbourne Beach Area 2 Ring Site where we have been working under an exploration permit from the Florida Division of Historic Resources (DHR). While the SeaSearcher did not see any gold or silver on its initial scan of the Ring Site, it did identify numerous materials including brass, iron, copper, aluminum, lead, and stainless steel.”

“Our confidence increases with every area or site we scan with the SeaSearcher. Because the SeaSearcher is based on AI machine learning algorithms, the more it’s used, the more its learning base grows. The more it learns, combined with known training sets, the more its abilities increase and the more it focuses our efforts towards high-precision, surgical archaeology. So, the process is working.”

“We are now using the SeaSearcher, as weather permits, to scan several other shipwreck sites of interest. We have part of a shipwreck in Melbourne Beach Area 1 that we call the HTQ site. Additionally, we have pieces of what appears to be a shipwreck trail that is potentially from a historic sunken fleet, though a more thorough inspection of diagnostic artifacts must be completed to fully determine its origin. We have located several shipwreck sites that are beyond the nautical three-mile mark which all need to be scanned by the SeaSearcher. We are excited to scan the Juno Beach Admiralty Arrest site, where previously-conducted survey data was withheld from us by two different entities for the past 14 years. We have found the Juno Beach site has a large and thick teredo crust in the vicinity of the ballast pile that previous salvors assumed was the seabed. Obviously, the crew is anxious to use the SeaSearcher to scan the crust and see what lies beneath it.”

Mr. Kennedy concluded, “There are also treasure salvors, both domestic and abroad, who would like to lease the SeaSearcher for use on their shipwreck sites. With all of these sites in our immediate and near future, we have plenty to keep us busy. I believe our shareholders will enjoy and appreciate seeing our technological advances and future finds. All of this professional work bodes well for our newly initiated media endeavor.”

About Seafarer Exploration:

Seafarer Exploration Corp. is a publicly traded underwater exploration and technology company traded under the symbol SFRX. The principal business of the company is to develop the infrastructure and technology necessary to engage in the archaeologically-sensitive research, documentation, exploration, recovery, and conservation of historic shipwrecks. The company has secured multiple sites it believes contain historic and valuable shipwrecks. The company will use accepted archaeological methods to properly document, research and recover portions of the wrecks. Seafarer employs scientists and historians and is committed to preserving the cultural and historical significance of every wreck it finds. www.seafarercorp.com.

Disclaimer:

The press release may include certain statements that are not descriptions of historical facts but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, and other forward-looking terminology such as ''may,'' ''expects," ''believes,'' ''anticipates,'' ''intends,'' ''projects," or similar terms, variations of such terms or the negative of such terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. Such information is based upon various assumptions made by, and expectations of, our management that was reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectation and actual results may vary (perhaps materially) from certain of the results anticipated herein.

Social Media:

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LinkedIn: https://www.linkedin.com/company/seafarercorp

Media Contact:

Kyle Kennedy
(813) 448-3577